Exhibit 10.1

COMMON STOCK PURCHASE AGREEMENT

Dated April 18, 2006

by and between

CV THERAPEUTICS, INC.

and

AZIMUTH OPPORTUNITY LTD.

i

ii

iii

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT, made and entered into on this 18th day of April 2006 (this “Agreement”), by and between Azimuth Opportunity Ltd., an international business company incorporated under the laws of the British Virgin Islands (the “Investor”), and CV Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

RECITALS

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to the Investor and the Investor shall thereupon purchase from the Company up to $200,000,000 worth of newly issued shares of the Company’s common stock, $.001 par value (“Common Stock”), subject, in all cases, to the Trading Market Limit;

WHEREAS, the offer and sale of the shares of Common Stock hereunder have been registered by the Company in the Registration Statement, which has been declared effective by order of the Commission under the Securities Act;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMMON STOCK

Section 1.1 Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement, during the Investment Period the Company in its discretion may issue and sell to the Investor up to $200,000,000 (the “Total Commitment”) worth of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (subject in all cases to the Trading Market Limit, the “Aggregate Limit”), by (i) the delivery to the Investor of not more than 40 separate Fixed Request Notices (unless the Investor and the Company mutually agree that a different number of Fixed Request Notices may be delivered) as provided in Article II hereof and (ii) the exercise by the Investor of Optional Amounts, which the Company may in its discretion grant to the Investor and which may be exercised by the Investor, in whole or in part, as provided in Article II hereof. The aggregate of all Fixed Request Amounts and Optional Amount Dollar Amounts shall not exceed the Aggregate Limit.

Section 1.2 Effective Date; Settlement Dates. This Agreement shall become effective and binding upon delivery of counterpart signature pages of this Agreement executed by each of the parties hereto, and by delivery of an opinion of counsel and a certificate of the Company as provided in Section 6.1 hereof, to the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, at l0:00 a.m., New York time, on the Effective Date. In consideration of and in express reliance upon the representations, warranties and covenants, and otherwise upon the terms and subject to the conditions, of this Agreement, from and after the Effective Date and during the Investment Period (i) the Company shall issue and sell to the Investor, and the Investor agrees to purchase from the Company, the Shares in respect of each Fixed Request and (ii) the Investor may in its discretion elect to purchase Shares in respect of each Optional Amount. The issuance and sale of Shares to the Investor pursuant to any Fixed Request or Optional Amount shall occur on the applicable Settlement Date in accordance with Sections 2.8 and 2.10 (or on such Trading Day in accordance with Section 2.9, as applicable), provided in each case that all of the conditions precedent thereto set forth in Article VI theretofore shall have been fulfilled or (to the extent permitted by applicable law) waived.

Section 1.3 The Shares. The Company has duly authorized and reserved for issuance, and covenants to continue to reserve for issuance, free of all preemptive and other similar rights, at all times during the Investment Period, the requisite aggregate number of authorized but unissued shares of its Common Stock to timely effect the issuance, sale and delivery in full to the Investor of all Shares to be issued in respect of all Fixed Requests and Optional Amounts under this Agreement.

Section 1.4 Current Report; Prospectus Supplement. Within four business days after the Effective Date, the Company shall file with the Commission a report on Form 8-K relating to the transactions contemplated by, and briefly describing the material terms and conditions of, this Agreement and, to the extent not included in a Prospectus Supplement, disclosing all information relating to the transactions contemplated hereby required to be disclosed in the Registration Statement and the Base Prospectus (but which permissibly has been omitted therefrom in accordance with the Securities Act), including, without limitation, information required to be disclosed in the section captioned “Plan of Distribution” in the Base Prospectus (the “Current Report”). The Current Report may include a copy of this Agreement as an exhibit. To the extent applicable, the Current Report shall be incorporated by reference in the Registration Statement in accordance with the provisions of Rule 430B under the Securities Act. Prior to filing the Current Report with the Commission, the Company shall provide the Investor a reasonable opportunity to comment on a draft of such Current Report and shall give due consideration to such comments.

Pursuant to Section 5.9 and subject to the provisions of Section 5.8, on the first Trading Day immediately following the end of each Pricing Period, the Company shall file with the Commission a Prospectus Supplement disclosing the number of Shares to be issued and sold to the Investor thereunder, the total purchase price therefor and the net proceeds to be received by the Company therefrom and, to the extent required by the Securities Act, identifying the Current Report.

ARTICLE II

FIXED REQUEST TERMS; OPTIONAL AMOUNT

Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree (unless otherwise mutually agreed upon by the parties in writing) as follows:

Section 2.1 Fixed Request Notice. The Company shall, from time to time in its sole discretion, provide a notice to the Investor of a Fixed Request before 9:30 a.m. (New York time) on the first Trading Day of the Pricing Period (the “Fixed Request Notice”), substantially in the form attached hereto as Exhibit A. The Fixed Request Notice shall specify the Fixed Amount Requested, establish the Threshold Price for such Fixed Request, designate the first Trading Day of the Pricing Period and specify the Optional Amount, if any, that the Company elects to grant to the Investor during the Pricing Period and the applicable Threshold Price for such Optional Amount (the “Optional Amount Threshold Price”). Upon the terms and subject to the conditions of this Agreement, the Investor is obligated to accept each Fixed Request Notice prepared and delivered in accordance with the provisions of this Agreement.

Section 2.2 Fixed Requests. From time to time during the Investment Period, the Company may in its sole discretion deliver to the Investor a Fixed Request Notice for a specified Fixed Amount Requested in accordance with the following price and shares amount parameters:

Threshold Price	Fixed Amount Requested
Equal to or greater than $10.00 and less than $20.00	Not to exceed $10,000,000

Equal to or greater than $20.00	Not to exceed $15,000,000

, and upon the terms and subject to the conditions of this Agreement, the Investor shall purchase from the Company the Shares subject to such Fixed Request Notice; provided, however, that the Company may not deliver any single Fixed Request Notice for a Fixed Amount Requested in excess of 2.5% of the Market Capitalization. Anything to the contrary in this Agreement notwithstanding, at no time shall the Investor be required to purchase more than $15,000,000 worth of Common Stock in respect of any Pricing Period (not including Common Stock subject to any Optional Amount). The date on which the Company delivers any Fixed Request Notice in accordance with this Section 2.2 hereinafter shall be referred to as a “Fixed Request Exercise Date”.

Section 2.3 Share Calculation. Subject to Section 2.6, the number of Shares to be issued by the Company to the Investor pursuant to a Fixed Request shall equal the aggregate sum of each quotient (calculated for each Trading Day during the applicable Pricing Period for which the VWAP equals or exceeds the Threshold Price) determined pursuant to the following equation (rounded to the nearest whole Share):

N	=	(A x B)/C, where:

N	=	the number of Shares to be issued by the Company to the Investor in respect of a Trading Day during the applicable Pricing Period for which the VWAP equals or exceeds the Threshold Price,

A	=	0.0555556 (the “Multiplier”); provided, however, that if the number of Trading Days constituting a Pricing Period is decreased as set forth in Section 2.9 hereof, then the Multiplier correspondingly shall be increased to equal the decimal equivalent (in 10-millionths) of a fraction, the numerator of which is one and the denominator of which equals the number of Trading Days in the Pricing Period as so decreased,

B	=	the Fixed Amount Requested, and

C	=	the applicable discount price determined in accordance with the Market Capitalization thresholds set forth in Section 2.7 (the “Discount Price”).

Section 2.4 Limitation of Fixed Requests. The Company shall not make more than one Fixed Request in each Pricing Period. Not less than five Trading Days shall elapse between the end of one Pricing Period and the commencement of any other Pricing Period during the Investment Period. There shall be permitted a maximum of 40 Fixed Requests during the Investment Period. Each Fixed Request automatically shall expire immediately following the last Trading Day of each Pricing Period.

Section 2.5 Reduction of Commitment. On the last Trading Day of each Pricing Period, the Investor’s Total Commitment under this Agreement automatically (and without the need for any amendment to this Agreement) shall be reduced, on a dollar-for-dollar basis, by the total amount of the Fixed Request Amount and the Optional Amount Dollar Amount, if any, for such Pricing Period.

Section 2.6 Below Threshold Price. If the VWAP on any Trading Day in a Pricing Period is lower than the Threshold Price, then for each such Trading Day the total amount of the Fixed Amount Requested shall be reduced, on a dollar-for-dollar basis, by an amount equal to the product of (x) the Multiplier and (y) the original Fixed Amount Requested, and no Shares shall be purchased or sold with respect to such Trading Day, except as provided below. If trading in the Common Stock on NASDAQ (or any national securities exchange on which the Common Stock is then listed) is suspended for any reason for more than three hours on any Trading Day, the Investor may at its option deem the price of the Common Stock to be lower than the Threshold Price for such Trading Day and, for each such Trading Day, the total amount of the Fixed Amount Requested shall be reduced as provided in the immediately preceding sentence, and no Shares shall be purchased or sold with respect to such Trading Day, except as provided below. For each Trading Day during a Pricing Period on which the VWAP is (or is deemed to be) lower than the Threshold Price, the Investor may in its sole discretion elect to purchase such U.S. dollar amount of Shares equal to the amount by which the Fixed Amount Requested has been reduced in accordance with this Section 2.6, at the Threshold Price multiplied by the applicable percentage determined in accordance with the Market Capitalization thresholds set forth in Section 2.7. The Investor shall inform the Company via facsimile transmission not later than 8:00 p.m. (New York time) on the last Trading Day of such Pricing Period as to the number of Shares, if any, the Investor elects to purchase as provided in this Section 2.6.

Section 2.7 Rate of Discount Price. With respect to any Fixed Request, the Discount Price shall be determined in accordance with the applicable Market Capitalization thresholds, as follows:

Market Capitalization	Discount Price
Equal to or greater than $1.0 billion	96.2% of the VWAP

Less than $1.0 billion and equal to or greater than $750.0 million	95.7% of the VWAP

Less than $750.0 million and equal to or greater than $500.0 million	95.2% of the VWAP

Less than $500.0 million and equal to or greater than $400.0 million	94.7% of the VWAP

Less than $400.0 million	94.2% of the VWAP

Section 2.8 Settlement. The payment for, against simultaneous delivery of, Shares in respect of each Fixed Request shall be settled on the second Trading Day next following the last Trading Day of each Pricing Period (the “Settlement Date”). On each Settlement Date, the Company shall deliver the Shares purchased by the Investor to the Investor or its designees via DTC’s Deposit Withdrawal Agent Commission (DWAC) system, against simultaneous payment therefor to the Company’s designated account by wire transfer of immediately available funds, provided that if the Shares are received by the Investor later than 1:00 p.m. (New York time), payment therefor shall be made with next day funds. As set forth in Section 9.1(ii), a failure by the Company to deliver such Shares shall result in the payment of liquidated damages by the Company to the Investor.

Section 2.9 Reduction of Pricing Period. If during a Pricing Period the Company elects to reduce the number of Trading Days in such Pricing Period (and thereby amend its previously delivered Fixed Request Notice), the Company shall so notify the Investor before 9:00 a.m. (New York time) on any Trading Day during a Pricing Period (a “Reduction Notice”) and the last Trading Day of such Pricing Period shall be the Trading Day immediately preceding the Trading Day on which the Investor received such Reduction Notice; provided, however, that if the Company delivers the Reduction Notice later than 9:00 a.m. (New York time) on a Trading Day during a Pricing Period, then the last Trading Day of such Pricing Period instead shall be the Trading Day on which the Investor received such Reduction Notice.

Upon receipt of a Reduction Notice, the Investor (i) shall purchase the Shares in respect of each Trading Day in such reduced Pricing Period for which the VWAP equals or exceeds the Threshold Price in accordance with Sections 2.3 and 2.7 hereof; (ii) may elect to purchase the Shares in respect of any Trading Day in such reduced Pricing Period for which the VWAP is (or is deemed to be) lower than the Threshold Price in accordance with Section 2.6 hereof; and (iii) may elect to exercise all or any portion of an Optional Amount on any Trading Day during such reduced Pricing Period in accordance with Sections 2.11 and 2.12 hereof.

In addition, upon receipt of a Reduction Notice, the Investor may elect to purchase such U.S. dollar amount of additional Shares equal to the quotient determined pursuant to the following equation:

D	=	A x 1/B x (B – C), where:

D	=	the U.S. dollar amount of additional Shares to be purchased,

A	=	the Fixed Amount Requested,

B	=	18 or, for purposes of this Section 2.9, such lesser number of Trading Days as the parties may mutually agree to, and

C	=	the number of Trading Days in the reduced Pricing Period,

at a per Share price equal to (x) the Fixed Amount Requested in the reduced Pricing Period divided by (y) the number of Shares to be purchased during such reduced Pricing Period pursuant to clause (i) of the immediately preceding paragraph.

The Investor may also elect to exercise any portion of the applicable Optional Amount which was unexercised during the reduced Pricing Period (for an Optional Amount Dollar Amount not in excess of $1,500,000) by issuing an Optional Amount Notice to the Company not later than 10:00 a.m. (New York time) on the first Trading Day next following the last Trading Day of the reduced Pricing Period. The number of Shares to be issued upon exercise of such Optional Amount shall be calculated pursuant to the equation set forth in Section 2.11 hereof, except that “C” shall equal the greater of (i) the VWAP for the Common Stock on the last Trading Day of the reduced Pricing Period or (ii) the Optional Amount Threshold Price.

The payment for, against simultaneous delivery of, Shares to be purchased and sold in accordance with this Section 2.9 shall be settled on the second Trading Day next following the Trading Day on which the Investor receives a Reduction Notice.

Section 2.10 Optional Amount. With respect to any Pricing Period, the Company may in its sole discretion grant to the Investor the right to exercise, from time to time during the Pricing Period (but not more than once on any Trading Day), all or any portion of an Optional Amount; provided, however, that (i) each Optional Amount Dollar Amount shall be not less than $50,000, (ii) the aggregate of all Optional Amount Dollar Amounts during a Pricing Period shall not exceed $15,000,000, and (iii) the Optional Amount Dollar Amount on any Trading Day during the Pricing Period may not exceed $1,500,000. The maximum Optional Amount Dollar Amount and the Optional Amount Threshold Price shall be set forth in the Fixed Request Notice. Each daily Optional Amount exercise shall be aggregated during the Pricing Period and settled on the next Settlement Date. The Optional Amount Threshold Price designated by the Company in its Fixed Request Notice shall apply to each Optional Amount during the applicable Pricing Period.

Section 2.11 Calculation of Optional Amount Shares. The number of shares of Common Stock to be issued in connection with the exercise of an Optional Amount shall be the quotient determined pursuant to the following equation (rounded to the nearest whole Share):

O	=	A/(B x C), where:

O	=	the number of shares of Common Stock to be issued in connection with such Optional Amount exercise,

A	=	the Optional Amount Dollar Amount with respect to which the Investor has delivered an Optional Amount Notice,

B	=	the applicable percentage determined in accordance with Market Capitalization thresholds set forth in Section 2.7, and

C	=	the greater of (i) the VWAP for the Common Stock on the day the Investor delivers the Optional Amount Notice or (ii) the Optional Amount Threshold Price.

Section 2.12 Exercise of Optional Amount. If granted by the Company to the Investor with respect to a Pricing Period, all or any portion of the Optional Amount may be exercised by the Investor on any Trading Day during the Pricing Period, subject to the limitations set forth in Section 2.10. As a condition to each exercise of an Optional Amount pursuant to this Section 2.12, the Investor shall issue an Optional Amount Notice to the Company no later than 8:00 p.m. (New York time) on the day of such Optional Amount exercise. If the Investor does not exercise an Optional Amount in full by 8:00 p.m. (New York time) on the last Trading Day of the applicable Pricing Period, such unexercised portion of the Investor’s Optional Amount with respect to that Pricing Period automatically shall lapse and terminate.

Section 2.13 Aggregate Limit. Notwithstanding anything to the contrary contained in this Agreement, in no event may the Company issue a Fixed Request Notice or grant an Optional Amount to the extent that the sale of Shares pursuant thereto and pursuant to all prior Fixed Request Notices or Optional Amounts issued hereunder would cause the Company to sell or the Investor to purchase Shares which in the aggregate are in excess of the Aggregate Limit. If the Company issues a Fixed Request Notice or Optional Amount that otherwise would permit the Investor to purchase shares of Common Stock which would cause the aggregate purchases by Investor hereunder to exceed the Aggregate Limit, such Fixed Request Notice or Optional Amount shall be void ab initio to the extent of the amount by which the dollar value of shares or number of shares, as the case may be, of Common Stock otherwise issuable pursuant to such Fixed Request Notice or Optional Amount together with the dollar value of shares or number of shares, as the case may be, of all other Common Stock purchased by the Investor pursuant hereto would exceed the Aggregate Limit. The Company hereby represents, warrants and covenants that neither it nor any of its Subsidiaries (i) has effected any transaction or series of transactions, (ii) is a party to any pending transaction or series of transactions or (iii) shall enter into any contract, agreement, agreement-in-principle, arrangement or understanding with respect to, or shall effect, any Other Financing which, in any of such cases, would be integrated with the transactions contemplated by this Agreement for purposes of determining whether approval of the Company’s stockholders is required under any bylaw, listed securities maintenance standards or other rules of the Trading Market; provided, however, that the Company shall be permitted to take any action referred to in clause (iii) above if the Company has timely provided the Investor with an Integration Notice as provided in Section 5.6(ii) hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby makes the following representations and warranties to the Company:

Section 3.1 Organization and Standing of the Investor. The Investor is an international business company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

Section 3.2 Authorization and Power. The Investor has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Investor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Investor, its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Investor. This Agreement constitutes a valid and binding obligation of the Investor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

Section 3.3 No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated herein do not and shall not (i) result in a violation of such Investor’s charter documents, bylaws or other applicable organizational instruments, (ii) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party or is bound, (iii) create or impose any lien, charge or encumbrance on any property of the Investor under any agreement or any commitment to which the Investor is party or under which the Investor is bound or under which any of its properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or by which any of its properties or assets are bound or affected, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Investor to enter into and perform its obligations under this Agreement in any material respect. The Investor is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof.

Section 3.4 Information. The Investor and its advisors have been furnished with all materials relating to the business, financial condition, management and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Investor. The Investor and its advisors have been afforded the opportunity to ask questions of representatives of the Company. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Investor understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to the Investor (which is hereby incorporated by reference in, and constitutes an integral part of, this Agreement) (the “Disclosure Schedule”), the Company hereby makes the following representations and warranties to the Investor:

Section 4.1 Organization, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. As of the Effective Date, the Company does not have any Subsidiaries except as set forth in the 2005 Form 10-K. The Company and each such Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect.

Section 4.2 Authorization, Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. Except for approvals of the Company’s Board of Directors or a committee thereof as may be required in connection with any issuance and sale of Shares to the Investor hereunder (which approvals shall be obtained prior to the delivery of any Fixed Request Notice), the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

Section 4.3 Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of the Effective Date are as set forth in the 2005 Form 10-K. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Commission Documents, as of the Effective Date, no shares of Common Stock were entitled to preemptive rights or registration rights and there were no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company. Except as set forth in the Commission Documents, there were no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into or exchangeable for any shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company to sell restricted securities or as set forth in the Commission Documents, as of the Effective Date, the Company was not a party to, and it had no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the Commission Documents, the offer and sale of all capital stock, convertible or exchangeable securities, rights, warrants or options of the Company issued prior to the Effective Date complied with all applicable federal and state securities laws, and no stockholder has any right of rescission or damages or any “put” or similar right with respect thereto which would have a Material Adverse Effect. The Company has furnished or made available to the Investor true and correct copies of the Company’s Certificate of

Incorporation as in effect on the Effective Date (the “Charter”), and the Company’s Bylaws as in effect on the Effective Date (the “Bylaws”), and true and correct copies (redacted as appropriate) of all executed resolutions of the Company’s Board of Directors (and committees thereof) relating to the capital stock of the Company (and transactions in respect thereof) since December 31, 2002.

Section 4.4 Issuance of Shares. The Shares to be issued under this Agreement have been or will be duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and nonassessable, and the Investor shall be entitled to all rights accorded to a holder and beneficial owner of Common Stock.

Section 4.5 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated herein do not and shall not (i) result in a violation of any provision of the Company’s Charter or Bylaws, (ii) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Significant Subsidiaries is a party or is bound, (iii) create or impose a lien, charge or encumbrance on any property of the Company or any of its Significant Subsidiaries under any agreement or any commitment to which the Company or any of its Significant Subsidiaries is a party or under which the Company or any of its Significant Subsidiaries is bound or under which any of their respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or to issue and sell the Shares to the Investor in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or the Trading Market subsequent to the Effective Date, including but not limited to a Prospectus Supplement under Sections 1.4 and 5.9 hereof, and any registration statement, prospectus or prospectus supplement which has been or may be filed pursuant hereto).

Section 4.6 Commission Documents, Financial Statements. (a) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and, except as disclosed in the Commission Documents, as of the Effective Date the Company had timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all Commission Documents. The Company has made available to the Investor true and complete copies of the Commission Documents filed with the Commission prior to the Effective Date (including, without limitation, the 2005 Form 10-K) and has made available to the Investor true and complete copies of all of the Commission Documents heretofore incorporated by reference in the Registration Statement and the Prospectus. The Company has not provided to the Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of its date, each Commission Document filed with the Commission and incorporated by reference in the Registration Statement and the Prospectus (including, without limitation, the 2005 Form 10-K) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and, as of its date, such Commission Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Commission Document to be filed with the Commission after the Effective Date and incorporated by reference in the Registration Statement, the Prospectus and any Prospectus Supplement required to be filed pursuant to Sections 1.4 and 5.9 hereof during the Investment Period (including, without limitation, the Current Report), when such document becomes effective or is filed with the Commission, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements, together with the related notes and schedules, of the Company included in the Commission Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission and all other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) The Company has timely filed with the Commission and made available to the Investor all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”)) with respect to all relevant Commission Documents. The Company is in compliance in all material respects with the provisions of SOXA applicable to it as of the date hereof. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the timely and accurate preparation of the Company’s Commission filings and other public disclosure documents. As used in this Section 4.6(c), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the Commission.

(d) Ernst & Young LLP, who have expressed their opinions on the audited financial statements and related schedules included or incorporated by reference in the Registration Statement and the Base Prospectus is, with respect to the Company, an independent registered public accounting firm as required by the rules of the Public Company Accounting Oversight Board.

Section 4.7 Subsidiaries. The 2005 Form 10-K sets forth each Subsidiary of the Company as of the Effective Date, showing its jurisdiction of incorporation or organization and the percentage of the Company’s ownership of the outstanding capital stock or other ownership interests of such Subsidiary.

Section 4.8 No Material Adverse Effect. Since December 31, 2005, the Company has not experienced or suffered any Material Adverse Effect, and there exists no current state of facts, condition or event which would have a Material Adverse Effect, except (i) as disclosed in any Commission Documents filed since December 31, 2005 or (ii) continued losses from operations.

Section 4.9 Indebtedness. The 2005 Form 10-K sets forth, as of December 31, 2005, all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments through such date. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $10,000,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements, indemnities and other contingent obligations in respect of Indebtedness of others in excess of $10,000,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $10,000,000 due under leases required to be capitalized in accordance with GAAP. There is no existing or continuing default or event of default in respect of any Indebtedness of the Company or any of its Subsidiaries.

Section 4.10 Title To Assets. Each of the Company and its Subsidiaries has good and marketable title to all of their respective real and personal property reflected in the Commission Documents, free of mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the Commission Documents or those that would not have a Material Adverse Effect. All real property leases of the Company are valid and subsisting and in full force and effect in all material respects.

Section 4.11 Actions Pending. There is no action, suit, claim, investigation or proceeding pending, or to the knowledge of the Company threatened, against the Company or any Subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents, there is no action, suit, claim, investigation or proceeding pending, or to the knowledge of the Company threatened, against or involving the Company, any Subsidiary or any of their respective properties or assets, or involving any officers or directors of the Company or any of its Subsidiaries, including, without limitation, any securities class action lawsuit or stockholder derivative lawsuit, in each case which, if determined adversely to the

Company, its Subsidiary or any officer or director of the Company or its Subsidiaries, would have a Material Adverse Effect. With respect to that certain securities class action lawsuit filed in August 2003 in the U.S. District Court for the Northern District of California captioned In re CV Therapeutics, Inc. Securities Litigation and that certain derivative lawsuit filed in August 2003 in California Superior Court, Santa Clara County, captioned Kangos v. Lange, et al., there has been no event or change required to be disclosed in the Commission Documents that has not been so disclosed.

Section 4.12 Compliance With Law. The business of the Company and the Subsidiaries has been and is presently being conducted in compliance with all applicable federal, state, local and foreign governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents and except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.13 Certain Fees. Except for the placement fee payable by the Company to Reedland Capital Partners an Institutional Division of the Financial West Group, Member NASD/SIPC, no brokers, finders or financial advisory fees or commissions shall be payable by the Company or any Subsidiary with respect to the transactions contemplated by this Agreement.

Section 4.14 Operation of Business. (a) The Company or one or more of its Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (including licenses, pharmacy licenses, accreditation and other similar documentation or approvals of any local health departments) (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, including, without limitation, the United States Food and Drug Administration (“FDA”), necessary to conduct the business now operated by it, except where the failure to possess such Governmental Licenses, individually or in the aggregate, would not have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses and all applicable FDA rules and regulations, guidelines and policies, except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, if the subject of any unfavorable decision, ruling or finding, individually or in the aggregate, would have a Material Adverse Effect. This Section 4.14 does not relate to environmental matters, such items being the subject of Section 4.15.

(b) The Company or one or more of its Subsidiaries owns or possesses adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, trade dress, logos, copyrights and other intellectual property, including, without limitation, all of the intellectual property described in the Commission Documents as being owned or licensed by the Company (collectively, “Intellectual Property”), necessary to carry on the business now operated by it. Except as set forth in the Commission Documents, there are no actions, suits or judicial proceedings pending or, to the Company’s knowledge, threatened relating to patents or proprietary information to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is subject, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which could render any Intellectual Property invalid or inadequate to protect the interest of the Company and its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a Material Adverse Effect.

(c) The material human clinical trials conducted by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has participated related to ranolazine (Ranexa) or regadenoson that are described in the Commission Documents, or the results of which are referred to in the Commission Documents, if any, are the only material human clinical trials currently being conducted by or on behalf of the Company and its Subsidiaries and, to the best knowledge of the Company, such studies and tests were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards. Neither the Company nor any of its Subsidiaries has received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has participated that are described in the Commission Documents, if any, or the results of which are referred to in the Commission Documents. All human clinical trials previously conducted by or on behalf of the Company or any of its Subsidiaries while conducted by or on behalf of the Company or any of its Subsidiaries, were conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards.

Section 4.15 Environmental Compliance. Except as disclosed in the Commission Documents, the Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws, except for any approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations the failure of which to obtain does not or would not have a Material Adverse Effect. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not, individually or in the aggregate, have a Material Adverse Effect, to the best of the Company’s knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or could reasonably be expected to violate any Environmental Law after the Effective Date or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

Section 4.16 Material Agreements. Except as set forth in the Commission Documents, neither the Company nor any Subsidiary of the Company is a party to any written or oral contract, instrument, agreement commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to an annual report on Form 10-K (collectively, “Material Agreements”). The Company and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them under the Material Agreements, have received no notice of default or an event of default by the Company or any of its Subsidiaries thereunder and, to the best of the Company’s knowledge, are not in default under any Material Agreement now in effect, the result of which would have a Material Adverse Effect.

Section 4.17 Transactions With Affiliates. Except as set forth in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts, service arrangements or other continuing transactions exceeding $120,000 between (a) the Company or any Subsidiary, on the one hand, and (b) any person or entity who would be covered by Item 404(a) of Regulation S-K, on the other hand. Except as disclosed in the Commission Documents, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor of or debtor to, any beneficial owner of more than 5% of the outstanding shares of Common Stock, or any director, employee or affiliate of the Company or any of its Subsidiaries, other than (i) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries or (ii) as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries.

Section 4.18 Securities Act. The Company has complied with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder.

(i) The Company has prepared and filed with the Commission in accordance with the provisions of the Securities Act the Registration Statement, including the Base Prospectus, relating to the Shares. The Registration Statement was declared effective by order of the Commission on April 18, 2006. As of the date hereof, no stop order suspending the effectiveness of the Registration Statement has been issued by the Commission or is continuing in effect under the Securities Act and no proceedings therefor are pending before or, to the Company’s knowledge, threatened by the Commission. No order preventing or suspending the use of the Prospectus has been issued by the Commission.

(ii) The Company meets the requirements for the use of Form S-3 under the Securities Act. The Registration Statement in the form in which it became effective and the Base Prospectus complied in all material respects with the provisions of the Securities Act and did not at any such time contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the

Prospectus, in the light of the circumstances under which they were made) not misleading; provided that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Base Prospectus made in reliance upon and in conformity with information relating to the Investor and/or Reedland Capital Partners furnished to the Company in writing by or on behalf of the Investor and/or Reedland Capital Partners expressly for use therein.

(iii) Each Prospectus Supplement required to be filed pursuant to Sections 1.4 and 5.9 hereof, when filed with the Commission under Rule 424(b) under the Securities Act, shall comply in all material respects with the provisions of the Securities Act and shall not at such time contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that this representation and warranty does not apply to statements in or omissions from any Prospectus Supplement made in reliance upon and in conformity with information relating to the Investor and/or Reedland Capital Partners furnished to the Company in writing by or on behalf of the Investor and/or Reedland Capital Partners expressly for use therein.

(iv) The Company has not distributed and, prior to the completion of the distribution of the Shares, shall not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the Base Prospectus as supplemented by any Prospectus Supplement or such other materials, if any, permitted by the Securities Act.

Section 4.19 Employees. As of the Effective Date, neither the Company nor any Subsidiary of the Company has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Commission Documents. As of the Effective Date, except as disclosed in the Registration Statement or the Commission Documents, no officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.

Section 4.20 Use of Proceeds. The proceeds from the sale of the Shares shall be used by the Company and its Subsidiaries as set forth in the Base Prospectus and any Prospectus Supplement filed pursuant to Sections 1.4 and 5.9.

Section 4.21 Public Utility Holding Company Act and Investment Company Act Status. The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of the consummation of the transactions contemplated by this Agreement and the application of the proceeds from the sale of the Shares as set forth in the Base Prospectus and any Prospectus Supplement shall not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22 ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its Subsidiaries which has had or would have a Material Adverse Effect. No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or “accumulated funding deficiency” (as defined in Section 203 of ERISA) or any of the events set forth in Section 4043(b) of ERISA has occurred with respect to any Plan which has had or would have a Material Adverse Effect, and the execution and delivery of this Agreement and the issuance and sale of the Shares hereunder shall not result in any of the foregoing events. Each Plan is in compliance in all material respects with applicable law, including ERISA and the Code; the Company has not incurred and does not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any Plan; and each Plan for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualifications. As used in this Section 4.22, the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

Section 4.23 Taxes. The Company (i) has filed all necessary federal, state and foreign income and franchise tax returns or has duly requested extensions thereof, except for those the failure of which to file would not have a Material Adverse Effect, (ii) has paid all federal, state, local and foreign taxes due and payable for which it is liable, except to the extent that any such taxes are being contested in good faith and by appropriate proceedings and except for such taxes the failure of which to pay would not have a Material Adverse Effect, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to the best of the Company’s knowledge, proposed against it which would have a Material Adverse Effect.

Section 4.24 Insurance. The Company carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its and its Subsidiaries’ businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries.

Section 4.25 Acknowledgement Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder, and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares.

ARTICLE V

COVENANTS

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Investment Period:

Section 5.1 Securities Compliance. The Company shall notify the Commission and the Trading Market, as applicable, in accordance with their respective rules and regulations, of the transactions contemplated by this Agreement, and shall take all necessary action, undertake all proceedings and obtain all registrations, permits, consents and approvals for the legal and valid issuance of the Shares to the Investor in accordance with the terms of this Agreement.

Section 5.2 Registration and Listing. The Company shall take all action necessary to cause the Common Stock to continue to be registered as a class of securities under Sections 12(b) or 12(g) of the Exchange Act, shall comply with its reporting and filing obligations under the Exchange Act, and shall not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company shall take all action necessary to continue the listing and trading of its Common Stock and the listing of the Shares purchased by Investor hereunder on the Trading Market, and shall comply with the Company’s reporting, filing and other obligations under the bylaws, listed securities maintenance standards and other rules of the Trading Market.

Section 5.3 Compliance with Laws.

(i) The Company shall comply, and cause each Subsidiary to comply, (a) with all laws, rules, regulations and orders applicable to the business and operations of the Company and its Subsidiaries except as would not have a Material Adverse Effect and (b) with all applicable provisions of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, neither the Company nor any of its officers, directors or affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.

(ii) The Investor shall comply with all laws, rules, regulations and orders applicable to the performance by it of its obligations under this Agreement and its investment in the Shares, except as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Investor to enter into and perform its obligations under this Agreement in any material respect. Without limiting the foregoing, the Investor shall comply with all applicable provisions of the Securities Act and the Exchange Act.

Section 5.4 Keeping of Records and Books of Account; Foreign Corrupt Practices Act

(i) The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries shall be made in accordance with

GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made. The Company shall maintain a system of internal accounting controls which are sufficient to provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (c) access to the Company’s assets is permitted only in accordance with management’s authorization; and (d) the reporting of the Company’s assets is compared with existing assets at regular intervals.

(ii) Neither the Company, nor any of its Subsidiaries, nor to the knowledge of the Company, any of their respective directors, officers, agents, employees or any other persons acting on their behalf shall, in connection with the operation of their respective businesses, (a) use any corporate funds for unlawful contributions, payments, gifts or entertainment or to make any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, (b) pay, accept or receive any unlawful contributions, payments, expenditures or gifts, or (c) violate or operate in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 5.5 Limitations on Holdings and Issuances. At no time during the term of this Agreement shall the Investor directly or indirectly own more than 9.9% of the then issued and outstanding shares of Common Stock. The Company shall not be obligated to issue and the Investor shall not be obligated to purchase any shares of Common Stock which would result in the issuance under this Agreement to the Investor at any time of Shares which, when aggregated with all other shares of Common Stock then owned beneficially by the Investor, would result in the beneficial ownership by the Investor of more than 9.9% of the then issued and outstanding shares of the Common Stock.

Section 5.6 Other Agreements and Other Financings.

(i) The Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the right of the Company or any Subsidiary to perform their obligations under this Agreement.

(ii) The Company shall notify the Investor, within 48 hours, if it enters into any agreement, plan, arrangement or transaction with a third party, the principal purpose of which is to obtain during a Pricing Period an Other Financing not constituting an Acceptable Financing (an “Other Financing Notice”); provided, however, that the Company shall provide the Investor with five Trading Days’ prior written notice (an “Integration Notice”) if it intends to enter into any agreement, plan, arrangement or transaction with a third party, the principal purpose of which is to obtain an Other Financing which may be integrated with the transactions contemplated by this Agreement for purposes of determining whether approval of the Company’s stockholders is required under any bylaw, listed securities maintenance standards or other rules of the Trading Market. For purposes of this Section 5.6(ii), any press release issued by, or Commission Document filed by, the Company shall constitute sufficient notice, provided that it is issued or filed, as the case may be, within the time requirements set forth in the first sentence of this Section 5.6(ii) for an Other Financing Notice or an Integration Notice, as applicable. During any Pricing Period in which the Company is required to provide notice pursuant to the first sentence of this Section 5.6(ii), the Investor shall (i) have the option to purchase the Shares subject to the Fixed Request at (x) the price therefor in accordance with the terms of this Agreement or (y) the third party’s price in connection with the Other Financing, net of such third party’s discount and fees, or (ii) the Investor may elect to not purchase any Shares subject to the Fixed Request for that Pricing Period. An “Other Financing” shall mean (x) the issuance of Common Stock or securities convertible into or exchangeable for Common Stock at a net discount (after all fees, discounts and commissions associated with the transaction) to the then Current Market Price of the Common Stock; (y) the implementation by the Company of any mechanism in respect of any securities convertible into or exchangeable for Common Stock for the reset of the purchase price of the Common Stock to below the then Current Market Price of the Common Stock (including, without limitation, any antidilution or similar adjustment provisions in respect of any Company securities); or (z) the issuance of options, warrants or similar rights of subscription not constituting an Acceptable Financing. “Acceptable Financing” shall mean the issuance by the Company of shares of Common Stock or securities convertible into or exchangeable for Common Stock in connection with awards under the Company’s benefit and equity plans and arrangements or shareholder rights plan and the issuance of shares of Common Stock upon the conversion, exercise or exchange thereof, shares of Common Stock issuable upon the conversion or exchange of equity awards or convertible or exchangeable securities outstanding as of the Effective Date, shares of Common Stock and/or warrants or similar rights to subscribe for the purchase of shares of Common Stock in connection with technology sharing, licensing, research and joint development agreements (or amendments thereto) with third parties, and the issuance of shares of Common Stock upon the exercise thereof, and warrants or similar rights to subscribe for the purchase of shares of Common Stock issued in connection with equipment financings and/or real property leases (or amendments thereto) and the issuance of shares of Common Stock upon the exercise thereof.

Section 5.7 Stop Orders. The Company shall advise the Investor immediately and shall confirm such advice in writing: (i) of the Company’s receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, the Prospectus or for any additional information; (ii) of the Company’s receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of the Company becoming aware of the happening of any event, which makes any statement of a material fact made in the Prospectus untrue or which requires the making of any additions to or changes to the statements then made in the Prospectus in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein, in light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement the Prospectus to comply with the Securities Act or any other law. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company shall use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

Section 5.8 Amendments to the Registration Statement; Prospectus Supplements. Except as provided in this Agreement and other than periodic reports required to be filed pursuant to the Exchange Act, the Company shall not file with the Commission any amendment to the Registration Statement that relates to the Investor, the Agreement or the transactions contemplated hereby or file with the Commission any Prospectus Supplement that relates to the Investor, this Agreement or the transactions contemplated hereby with respect to which (i) the Investor shall not previously have been advised, (ii) the Company shall not have given due consideration to any comments thereon received from the Investor or its counsel, or (iii) the Investor shall reasonably object after being so advised, unless it is necessary to amend the Registration Statement or make any supplement to the Prospectus to comply with the Securities Act or any other applicable law or regulation, in which case the Company shall immediately so inform the Investor, the Investor shall be provided with a reasonable opportunity to review any disclosure relating to the Investor and the Company shall expeditiously furnish to the Investor an electronic copy thereof. In addition, for so long as, in the reasonable opinion of counsel for the Investor, the Prospectus is required to be delivered in connection with any purchase of Shares by the Investor, the Company shall not file any Prospectus Supplement with respect to the Shares without delivering or making available a copy of such Prospectus Supplement, together with the Base Prospectus, to the Investor promptly.

Section 5.9 Prospectus Delivery. The Company shall file with the Commission a Prospectus Supplement on the first Trading Day immediately following the end of each Pricing Period. The Company shall provide the Investor a reasonable opportunity to comment on a draft of each such Prospectus Supplement (and shall give due consideration to all such comments) and, subject to the provisions of Section 5.8 hereof, shall deliver or make available to the Investor, without charge, an electronic copy of each form of Prospectus Supplement, together with the Base Prospectus, on each Settlement Date. The Company consents to the use of the Prospectus (and of any Prospectus Supplement thereto) in accordance with the provisions of the Securities Act and with the securities or “blue sky” laws of the jurisdictions in which the Shares may be sold by the Investor, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company and its counsel is required to be set forth in the Prospectus or should be set forth therein in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other applicable law or regulation, the Company shall forthwith prepare and, subject to Section 5.8 above, file with the Commission an appropriate Prospectus Supplement to the Prospectus and shall expeditiously furnish or make available to the Investor an electronic copy thereof.

Section 5.10 Selling Restrictions; Volume Limitations.

(i) The Investor covenants that from and after the date hereof through and including the 90th day next following the termination of this Agreement (the “Restricted Period”), neither the Investor nor any of its affiliates (within the meaning of the Exchange Act) nor any entity managed by the Investor shall, directly or indirectly, sell any securities of the Company, except the Shares that it owns or has the right to purchase as provided in a Fixed Request Notice. During the Restricted Period, neither the Investor or any of its affiliates nor any entity managed by the Investor shall sell any shares of Common Stock of the Company it does not “own” or have the unconditional right to receive (within the meaning of Rule 200 of Regulation SHO promulgated by the Commission under the Exchange Act), including Shares in any account of the Investor or in any account directly or indirectly managed by the Investor or any of its affiliates or any entity managed by the Investor. Without limiting the generality of the foregoing, prior to and during the Restricted Period, neither the Investor nor any of its affiliates nor any entity managed by the Investor or any of its affiliates shall enter into a short position with respect to shares of Common Stock of the Company, including in any account of the Investor’s or in any account directly or indirectly managed by the Investor or any of its Affiliates or any entity managed by the Investor, except that the Investor may sell Shares that it is obligated to purchase under a pending Fixed Request Notice but has not yet taken possession of so long as the Investor (or the Broker-Dealer, as applicable) covers any such sales with the Shares purchased pursuant to such Fixed Request Notice; provided, however, that the Investor (or the Broker-Dealer, as applicable) shall not be required to cover any such sales with the Shares purchased pursuant to such Fixed Request Notice if the Company fails to deliver such Shares to the Investor on the applicable Settlement Date upon the terms and subject to the provisions of this Agreement. Prior to and during the Restricted Period, the Investor shall not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or warrants to purchase, any shares of Common Stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, except for such sales expressly permitted by this Section 5.10(i).

(ii) The Investor agrees to restrict the volume of sales of Shares by the Investor, its affiliates and any entity managed by the Investor on each Trading Day to no more than 20% of the total trading volume of the Common Stock, as reported on Bloomberg Financial LP using HP function, for such Trading Day.

(iii) In addition to the foregoing, in connection with any sale of the Company’s securities (including any sale permitted by paragraph (i) above), the Investor shall comply in all respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act.

Section 5.11 Effective Registration Statement. During the Investment Period, the Company shall use its best efforts to maintain the continuous effectiveness of the Registration Statement under the Securities Act.

Section 5.12 Non-Public Information. Neither the Company nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Investor, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD.

Section 5.13 Broker/Dealer. The Investor shall use one or more broker-dealers to effectuate all sales, if any, of the Shares that it may purchase from the Company pursuant to this Agreement which (or whom) shall be unaffiliated with the Investor and not then currently engaged or used by the Company (collectively, the “Broker-Dealer”). The Investor will provide the Company with all information regarding the Broker-Dealer reasonably requested by the Company. The Investor shall be solely responsible for all fees and commissions of the Broker-Dealer.

Section 5.14 Update of Disclosure Schedule. During the Investment Period, the Company shall from time to time update the Disclosure Schedule as may be required to satisfy the condition set forth in Section 6.3(i). For purposes of this Section 5.14, any disclosure made in a schedule to the Compliance Certificate shall be deemed to be an update of the Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, no update to the Disclosure Schedule pursuant to this Section 5.14 shall cure any breach of a representation or warranty of the Company contained in this Agreement and shall not affect any of the Investor’s remedies with respect thereto.

ARTICLE VI

OPINION OF COUNSEL AND CERTIFICATE; CONDITIONS TO THE SALE AND PURCHASE OF THE SHARES

Section 6.1 Opinion of Counsel and Certificate. Simultaneously with the execution and delivery of this Agreement, the Investor has received and relied upon (i) an opinion of outside counsel to the Company, dated the Effective Date, in the form of Exhibit C hereto, and (ii) a certificate from the Company, dated the Effective Date, in the form of Exhibit D hereto.

Section 6.2 Conditions Precedent to the Obligation of the Company. The obligation hereunder of the Company to issue and sell the Shares to the Investor under any Fixed Request Notice or Optional Amount is subject to the satisfaction or (to the extent permitted by applicable law) waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and (to the extent permitted by applicable law) may be waived by the Company at any time in its sole discretion.

(i) Accuracy of the Investor’s Representations and Warranties. The representations and warranties of the Investor contained in this Agreement (i) that are not qualified by “materiality” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the applicable Fixed Request Exercise Date and the applicable Settlement Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (ii) that are qualified by “materiality” shall have been true and correct when made and shall be true and correct as of the applicable Fixed Request Exercise Date and the applicable Settlement Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(ii) Registration Statement. The Registration Statement is effective and neither the Company nor the Investor shall have received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement. The Company shall have a maximum dollar amount certain of Shares registered under the Registration Statement which are in an amount not less than the maximum dollar amount worth of Shares issuable pursuant to all Fixed Request Notices and Optional Amounts during the Investment Period. The

Current Report shall have been filed with the Commission, as required pursuant to Section 1.4, and a Prospectus Supplement shall have been filed with the Commission, as required pursuant to Sections 1.4 and 5.9 hereof, to disclose the sale of the Shares prior to each Settlement Date, as applicable.

(iii) Performance by the Investor. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the applicable Fixed Request Exercise Date and the applicable Settlement Date.

(iv) No Injunction. No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by this Agreement.

(v) No Suspension, Etc. Trading in the Common Stock shall not have been suspended by the Commission or the Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the applicable Fixed Request Exercise Date and applicable Settlement Date), and, at any time prior to the applicable Fixed Request Exercise Date and applicable Settlement Date, none of the events described in clauses (i), (ii) and (iii) of Section 5.7 hereof shall have occurred, trading in securities generally as reported on the Trading Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Company, makes it impracticable or inadvisable to issue the Shares.

(vi) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened, and no inquiry or investigation by any governmental authority shall have been commenced or threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary, seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(vii) Aggregate Limit. The issuance and sale of the Shares issuable pursuant to such Fixed Request Notice or Optional Amount shall not violate Sections 2.2, 2.13 and 5.5 hereof.

Section 6.3 Conditions Precedent to the Obligation of the Investor. The obligation hereunder of the Investor to accept a Fixed Request or Optional Amount grant and to acquire and pay for the Shares is subject to the satisfaction or (to the extent permitted by applicable law) waiver, at or before each Fixed Request Exercise Date and each Settlement Date, of each of the conditions set forth below. These conditions are for the Investor’s sole benefit and (to the extent permitted by applicable law) may be waived by the Investor at any time in its sole discretion.

(i) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the applicable Fixed Request Exercise Date and the applicable Settlement Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the applicable Fixed Request Exercise Date and the applicable Settlement Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(ii) Registration Statement. The Registration Statement is effective and neither the Company nor the Investor shall have received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement. The Company shall have a maximum dollar amount certain of Shares registered under the Registration Statement which are in an amount not less than the maximum dollar amount worth of Shares issuable pursuant to all Fixed Request Notices and Optional Amounts during the Investment Period. The Current Report shall have been filed with the Commission, as required pursuant to Section 1.4, and a Prospectus Supplement shall have been filed with the Commission, as required pursuant to Sections 1.4 and 5.9 hereof, to disclose the sale of the Shares prior to each Settlement Date, as applicable, and an electronic copy of such Prospectus Supplement together with the Base Prospectus shall have been delivered or made available to the Investor in accordance with Section 5.9 hereof.

(iii) No Suspension. Trading in the Common Stock shall not have been suspended by the Commission or the Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the applicable Fixed Request Exercise Date and applicable Settlement Date), and, at any time prior to the applicable Fixed Request Exercise Date and applicable Settlement Date, none of the events described in clauses (i), (ii) and (iii) of Section 5.7 hereof shall have occurred, trading in securities generally as reported on the Trading Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Investor, makes it impracticable or inadvisable to purchase the Shares.

(iv) Performance of the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Fixed Request Exercise Date and the applicable Settlement Date and shall have delivered to the Investor the Compliance Certificate substantially in the form attached hereto as Exhibit E.

(v) No injunction. No statute, rule, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by this Agreement.

(vi) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened, and no inquiry or investigation by any governmental authority shall have been commenced or threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary, seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(vii) Aggregate Limit. The issuance and sale of the Shares issuable pursuant to such Fixed Request Notice or Optional Amount shall not violate Sections 2.2, 2.13 and 5.5 hereof.

(viii) Shares Authorized. The Shares issuable pursuant to such Fixed Request Notice or Optional Amount shall have been duly authorized by all necessary corporate action of the Company.

(ix) Notification of Listing of Shares. The Company shall have submitted to the Trading Market a notification form of listing of additional shares related to the Shares issuable pursuant to such Fixed Request or Optional Amount in accordance with the bylaws, listed securities maintenance standards and other rules of the Trading Market.

(x) Opinions of Counsel. Subsequent to the filing of the Current Report pursuant to Section 1.4 and prior to the first Fixed Request Exercise Date, the Investor shall have received an opinion and separate negative assurance letter from outside counsel to the Company in the form of Exhibit F hereto and an opinion from in-house counsel to the Company in the form of Exhibit G hereto. On each Settlement Date, the Investor shall have received an opinion and separate negative assurance letter from outside counsel to the Company in the form of Exhibit H hereto and an opinion letter from in-house counsel to the Company in the form of Exhibit I hereto.

ARTICLE VII

TERMINATION

Section 7.1 Term, Termination by Mutual Consent. Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the Effective Date (the “Investment Period”), (ii) the date that the entire dollar amount of Shares registered under the Registration Statement have been issued and sold and (iii) the date the Investor shall have purchased the Total Commitment of shares of Common Stock (subject in all cases to the Trading Market Limit). The Company may terminate this Agreement effective upon three days’ prior written notice to the Investor under Section 9.4; provided, however, that such termination shall not occur during a Pricing Period or prior to a Settlement Date. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent; it being hereby acknowledged and agreed that the Investor may not consent to such termination during a Pricing Period or prior to a Settlement Date in the event the Investor has instructed the Broker-Dealer to effect an open-market sale of Shares which are subject to a pending Fixed Request Notice but which have not yet been physically delivered by the Company (and/or credited by book-entry) to the Investor in accordance with the terms and subject to the conditions of this Agreement.

Section 7.2 Other Termination. If the Company provides the Investor with an Other Financing Notice (other than in respect of an underwritten public offering or an Acceptable Financing) or an Integration Notice, the Investor shall have the right to terminate this Agreement within the subsequent 30-day period (the “Event Period”), effective upon one business day’s prior written notice delivered to the Company in accordance with Section 9.4 at any time during the Event Period. The Company shall notify the Investor and the Investor shall have the right to terminate this Agreement at any time if: (i) an event constituting a Material Adverse Effect has occurred or an event has occurred which would result in the occurrence of a Material Adverse Effect; (ii) a Material Change in Ownership has occurred; or (iii) a default or event of default has occurred and is continuing under the terms of any agreement, contract, note or other instrument to which the Company or any of its Subsidiaries is a party with respect to any indebtedness representing more than 10% of the Company’s consolidated assets, in any such case, upon one business day’s prior written notice delivered to the Company in accordance with Section 9.4 hereof.

Section 7.3 Effect of Termination. In the event of termination by the Company or the Investor, written notice thereof shall forthwith be given to the other party as provided in Section 9.4 and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 9.9 hereof. Nothing in this Section 7.3 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 General Indemnity.

(i) Indemnification by the Company. The Company shall indemnify and hold harmless the Investor, the Broker-Dealer, each affiliate, employee, representative and advisor of and to the Investor and the Broker-Dealer, and each person, if any, who controls the Investor or the Broker-Dealer within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against all losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys’ fees) to which the Investor, the Broker-Dealer and each such other person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon (i) any violation of law (including United States federal securities laws but excluding any British Virgin Islands law) in connection with the transactions contemplated by this Agreement by the Company or any of its Subsidiaries, affiliates, officers, directors or employees, (ii) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement or any amendment thereto or any omission or alleged omission to state therein, or in any document incorporated by reference therein, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Prospectus or any omission or alleged omission to state therein, or in any document incorporated by reference therein, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (A) the Company shall not be liable under this Section 8.1(i) to the extent that a court of competent jurisdiction shall have determined by a final judgment (from which no further appeals are available) that such loss, claim, damage, liability or expense resulting directly and solely from any such acts or failures to act, undertaken or omitted to be taken by the Investor or such person through its bad faith or willful misconduct, (B) the foregoing indemnity shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and on conformity with written information furnished to the Company by the Investor and/or Reedland Capital Partners expressly for use in the Current Report or any Prospectus Supplement and (C) with respect to the Prospectus, the foregoing indemnity shall not inure to the benefit of the Investor or any such person from whom the person asserting any loss, claim, damage, liability or expense purchased Common Stock, if copies of all Prospectus Supplements required to be filed pursuant to Section 1.4 and 5.9, together with the Base Prospectus, were timely delivered or made available to the Investor pursuant hereto and a copy of the Base Prospectus, together with a Prospectus Supplement (as applicable), was not sent or given by or on behalf of the Investor or any such person to such person, if required by law to have been delivered, at or prior to the written confirmation of the sale of the Common Stock to such person, and if delivery of the Base Prospectus, together with a Prospectus Supplement (as applicable), would have cured the defect giving rise to such loss, claim, damage, liability or expense.

The Company shall reimburse the Investor, the Broker-Dealer and each such controlling person promptly upon demand (with accompanying presentation of documentary evidence) for all legal and other costs and expenses reasonably incurred by the Investor, the Broker-Dealer or such indemnified persons in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding with respect to which it is entitled to indemnification.

(ii) Indemnification by the Investor. The Investor shall indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against all losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys fees) to which the Company and each such other person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon (i) any violation of law (including United States federal securities laws) in connection with the transactions contemplated by this Agreement by the Investor or any of its affiliates, officers, directors or employees, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Current Report or any Prospectus Supplement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Investor to the Company expressly for inclusion in the Current Report or such Prospectus Supplement.

The Investor shall reimburse the Company and each such director, officer or controlling person promptly upon demand for all legal and other costs and expenses reasonably incurred by the Company or such indemnified persons in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding with respect to which it is entitled to indemnification.

Section 8.2 Indemnification Procedures. Promptly after a person receives notice of a claim or the commencement of an action for which the person intends to seek indemnification under Section 8.1, the person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the indemnifying party will not relieve the indemnifying party from liability under Section 8.1, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding, the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding, the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Section 8.1, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested (by written notice provided in accordance with Section 9.4) an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated hereby effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received written notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in Section 8.1 as to which such indemnified party is entitled to indemnification thereunder, each indemnifying party shall, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of such loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party, on the one hand, and by the indemnified party, on the other hand, from the sale of Shares which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

The remedies provided for in Section 8.1 and this Section 8.2 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses.

(i) Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement; provided, however, that the Company shall pay, at the Effective Date, all reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Investor up to $50,000 in connection with the preparation, negotiation, execution and delivery of this Agreement, and review of the Registration Statement, the Base Prospectus and the Current Report. In addition, the Company shall pay all reasonable attorneys’ fees and expenses incurred by the Investor in connection with any amendments, modifications or waivers of this Agreement and the review of all related documents in connection therewith. The Company shall pay all U.S. federal, state and local stamp and other similar transfer and other taxes and duties levied in connection with issuance of the Shares pursuant hereto.

(ii) If the Company issues a Fixed Request Notice and fails to deliver the Shares to the Investor on the applicable Settlement Date and such failure continues for 10 Trading Days, the Company shall pay the Investor, in cash (or, at the option of the Investor, in shares of Common Stock which have not been registered under the Securities Act), as liquidated damages for such failure and not as a penalty, an amount equal to 2.0% of the payment required to be paid by the Investor on such Settlement Date (i.e., the sum of the Fixed Amount Requested and the Optional Amount Dollar Amount) for the initial 30 days following such Settlement Date until the Shares have been delivered, and an additional 2.0% for each additional 30-day period thereafter until the Shares have been delivered, which amount shall be prorated for such periods less than thirty 30 days.

Section 9.2 Specific Enforcement, Consent to Jurisdiction, Waiver of Jury Trial. (i) The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which either party may be entitled by law or equity.

(i) Each of the Company and the Investor (a) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 9.2 shall affect or limit any right to serve process in any other manner permitted by law.

(iii) Each of the Company and the Investor hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Company and the Investor (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.2.

Section 9.3 Entire Agreement; Amendment. This Agreement, together with the exhibits referred to herein and the Disclosure Schedule, represents the entire agreement of the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto. The Disclosure Schedule and all exhibits to this Agreement are hereby incorporated by reference in, and made a part of, this Agreement as if set forth in full herein.

Section 9.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile (with facsimile machine confirmation of delivery received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company:	CV Therapeutics, Inc.
3172 Porter Drive
Palo Alto, California 94304
Telephone Number: (650) 384-8500
Fax: (650) 858-0390
Attention: General Counsel

With copies to:	Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, California 94025
Telephone Number: (650) 328-4600
Fax: (650) 463-2600
Attention: Alan Mendelson, Esq.
William Davisson, Esq.

If to the Investor:	Azimuth Opportunity Ltd.
c/o Hedge Fund Services (BVI) Ltd.
P.O. Box 761, James Frett Building
Wickham’s Cay 1, Road Town
Tortola, British Virgin Islands
Telephone Number: (284) 494-6046 x232
Fax: (284) 494-6898
Attention: Michael Kane

With copies to:	Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Telephone Number: (212) 801-9200
Fax: (212) 801-6400
Attention: Clifford E. Neimeth, Esq.
Anthony J. Marsico, Esq.

Either party hereto may from time to time change its address for notices by giving at least 10 days advance written notice of such changed address to the other party hereto.

Section 9.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 9.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.7 Successors and Assigns. The Investor may not assign this Agreement to any person without the prior consent of the Company, in the Company’s sole discretion. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state.

Section 9.9 Survival. The representations and warranties of the Company and the Investor contained in Articles III and IV and the covenants contained in Article V shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in Article VIII of this Agreement shall survive the execution and delivery hereof.

Section 9.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

Section 9.11 Publicity. On or after the Effective Date, the Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement (including, without limitation, by filing a copy of this Agreement with the Commission); provided, however, that prior to issuing any such press release, or making any such public statement or announcement, the Company shall consult with the Investor on the form and substance of such press release or other disclosure.

Section 9.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 9.13 Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, each of the Company and the Investor shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

CV THERAPEUTICS, INC.:

By:	/s/ Louis G. Lange
Name:	Louis G. Lange, M.D., Ph.D.
Title:	Chairman and CEO

AZIMUTH OPPORTUNITY LTD:

By:	/s/ Deirdre M. McCoy
Name:	Deirdre M. McCoy
Title:	Corporate Secretary

ANNEX A TO THE

COMMON STOCK PURCHASE AGREEMENT

DEFINITIONS

(a) “Acceptable Financing” shall have the meaning assigned to such term in Section 5.6(ii) hereof.

(b) “Aggregate Limit” shall have the meaning assigned to such term in Section 1.1 hereof.

(c) “Base Prospectus” shall mean the Company’s prospectus, dated April 18, 2006, included in the Registration Statement.

(d) “Broker-Dealer” shall have the meaning assigned to such term in Section 5.13 hereof.

(e) “Bylaws” shall have the meaning assigned to such term in Section 4.3 hereof.

(f) “Charter” shall have the meaning assigned to such term in Section 4.3 hereof.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Commission” shall mean the Securities and Exchange Commission or any successor entity.

(i) “Commission Documents” shall mean (1) all reports, schedules, registrations, forms, statements, information and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including all material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which have been filed by the Company since January 1, 2006 and which hereafter shall be filed by the Company during the Investment Period, including, without limitation, the Current Report and the Form 10-K filed by the Company for its fiscal year ended December 31, 2005 (the “2005 Form 10-K”), (2) the Registration Statement, as the same may be amended from time to time, the Prospectus and each Prospectus Supplement, and (3) all information contained in such filings and all documents and disclosures that have been and heretofore shall be incorporated by reference therein.

(j) “Common Stock” shall have the meaning assigned to such term in the Recitals.

(k) “Current Market Price” means, with respect to any particular measurement date, the closing price of a share of Common Stock as reported on the Trading Market for the Trading Day immediately preceding such measurement date.

(l) “Current Report” shall have the meaning assigned to such term in Section 1.4 hereof.

(m) “Discount Price” shall have the meaning assigned to such term in Section 2.3 hereof.

(n) “Effective Date” shall mean April 18, 2006.

(o) “Environmental Laws” shall have the meaning assigned to such term in Section 4.16 hereof.

(p) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(q) “Event Period” shall have the meaning assigned to such term in Section 7.2 hereof.

(r) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(s) “FDA” shall have the meaning assigned to such term in Section 4.14(a) hereof.

(t) “Fixed Amount Requested” shall mean the amount of a Fixed Request requested by the Company in a Fixed Request Notice delivered pursuant to Section 2.1 hereof.

(u) “Fixed Request” means the transactions contemplated under Sections 2.1 through 2.9 of this Agreement.

(v) “Fixed Request Amount” means the actual amount of proceeds received by the Company pursuant to a Fixed Request under this Agreement.

(w) “Fixed Request Exercise Date” shall have the meaning assigned to such term in Section 2.2 hereof.

(x) “Fixed Request Notice” shall have the meaning assigned to such term in Section 2.1 hereof.

(y) “GAAP” shall mean generally accepted accounting principles in the United States of America as applied by the Company.

(z) “Governmental Licenses” shall have the meaning assigned to such term in Section 4.14(a) hereof.

(aa) “Indebtedness” shall have the meaning assigned to such term in Section 4.9 hereof.

(bb) “Integration Notice” shall have the meaning assigned to such term in Section 5.6(ii) hereof.

(cc) “Intellectual Property” shall have the meaning assigned to such term in Section 4.14(b) hereof.

(dd) “Investment Period” shall have the meaning assigned to such term in Section 7.1 hereof.

(ee) “Market Capitalization” shall be calculated on the Trading Day preceding the applicable Pricing Period and shall be the product of (x) the number of shares of Common Stock outstanding and (y) the closing bid price of the Common Stock, both as determined by Bloomberg Financial LP using the DES and HP functions.

(ff) “Material Adverse Effect” shall mean any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on the business, operations, properties or condition (financial or otherwise) of the Company that is material and adverse to the Company and its Subsidiaries, taken as a whole, and/or any condition, occurrence, state of facts or event that would prohibit or otherwise materially interfere with or delay the ability of the Company to perform any of its obligations under this Agreement.

(gg) “Material Change in Ownership” shall mean the occurrence of any one or more of the following: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock or other securities of the Company entitling such person to exercise, upon an event of default or default or otherwise, 50% or more of the total voting power of all series and classes of capital stock and other securities of the Company entitled to vote generally in the election of directors, other than any such acquisition by the Company, any Subsidiary of the Company or any employee benefit plan of the Company; (ii) any consolidation or merger of the Company with or into any other person, any merger of another person into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of the Company to another person, other than (a) any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company and (y) pursuant to which holders of capital stock of the Company immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction or (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; (iii) during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the Board of Directors (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose elections or nominations for election were previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (iv) the Company is liquidated or dissolved or a resolution is passed by the Company’s stockholders approving a plan of liquidation or dissolution of the Company. Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” shall include any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

(hh) “Material Agreements” shall have the meaning assigned to such term in Section 4.16 hereof.

(ii) “Multiplier” shall have the meaning assigned to such term in Section 2.3 hereof.

(jj) “NASDAQ” means the NASDAQ National Market or any successor thereto.

(kk) “Optional Amount” means the transactions contemplated under Sections 2.10 through 2.12 of this Agreement.

(ll) “Optional Amount Dollar Amount” shall mean the actual amount of proceeds received by the Company pursuant to the exercise of an Optional Amount under this Agreement.

(mm) “Optional Amount Notice” shall mean a notice sent to the Company with regard to the Investor’s election to exercise all or any portion of an Optional Amount, as provided in Section 2.12 hereof and substantially in the form attached hereto as Exhibit B.

(nn) “Other Financing” shall have the meaning assigned to such term in Section 5.6(ii) hereof.

(oo) “Other Financing Notice” shall have the meaning assigned to such term in Section 5.6(ii) hereof.

(pp) “Plan” shall have the meaning assigned to such term in Section 4.22 hereof.

(qq) “Pricing Period shall mean a period of 18 consecutive Trading Days commencing on the day of delivery of a Fixed Request Notice (or, if the Fixed Request Notice is delivered after 9:30 a.m. (New York time), on the next Trading Day), or such other period mutually agreed upon by the Investor and the Company.

(rr) “Prospectus” shall mean the Base Prospectus, as supplemented by any Prospectus Supplement.

(ss) “Prospectus Supplement” shall mean any prospectus supplement to the Base Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act.

(tt) “Reduction Notice” shall have the meaning assigned to such term in Section 2.9 hereof.

(uu) “Registration Statement” shall mean the registration statement on Form S-3, Commission File Number 333-133358, filed by the Company with the Commission under the Securities Act for the registration of the Shares, as such Registration Statement may be amended and supplemented from time to time.

(vv) “Restricted Period” shall have the meaning assigned to such term in Section 5.10 hereof.

(ww) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

(xx) “Settlement Date” shall have the meaning assigned to such term in Section 2.8. hereof.

(yy) “Shares” shall mean shares of Common Stock issuable to the Investor upon exercise of a Fixed Request and shares of Common Stock issuable to the Investor upon exercise of an Optional Amount.

(zz) “Significant Subsidiary” means any Subsidiary of the Company that would constitute a Significant Subsidiary of the Company within the meaning of Rule 1-02 of Regulation S-X of the Commission.

(aaa) “SOXA” shall have the meaning assigned to such term in Section 4.6(c) hereof.

(bbb) “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

(ccc) “Total Commitment” shall have the meaning assigned to such term in Section 1.1 hereof.

(ddd) “Threshold Price” is the lowest price at which the Company may sell Shares during the applicable Pricing Period as set forth in a Fixed Request Notice (not taking into account the applicable percentage discount during such Pricing Period determined in accordance with Section 2.7); provided, however, that at no time shall the Threshold Price be lower than $10.00 per share unless the Company and the Investor mutually shall agree.

(eee) “Trading Day” shall mean a trading day on the NASDAQ.

(fff) “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange or the NASDAQ National Market.

(ggg) “Trading Market Limit” means that number of shares which is one less than 20.0% of the issued and outstanding shares of the Company’s Common Stock as of the Effective Date.

(hhh) “VWAP” shall mean the daily volume weighted average price (based on a Trading Day from 9:30 p.m. to 4:00 p.m. (New York time)) of the Company on the NASDAQ as reported by Bloomberg Financial L.P. using the AQR function.